Exhibit 99.1

GSE Solutions Announces Management Transition

COLUMBIA, MD – April 30, 2024– GSE Solutions (“GSE Systems, Inc.” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that supports the future of clean-energy production and decarbonization initiatives of the power industry, today announced a transition of the company’s management team:

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Mr. Ravi Khanna has been named President and CEO of the Company and appointed as a Class II Director of the Board of Directors, effective immediately. Mr. Khanna has been with GSE since 2016 as its Senior Vice President of Professional Services. With a 20+ year track record of leading teams delivering complex technical services projects and software technology solutions, his experience in the Defense, Satellite Telecommunications, Management Consulting, and Nuclear Sectors make him an ideal fit for the role.

•	Mr. Kyle Loudermilk has submitted a letter of resignation to the Board of Directors and will remain with the company through May 31, 2024 to assist in a seamless transition.

“The Board and I are committed to a smooth transition of the company’s leadership,” said Kathryn O’Connor Gardner, Chair of the Board of Directors of GSE. “The Board identified Ravi as a potential successor for Kyle Loudermilk several years ago and have been pleased with his continued growth. After conducting a review of best fit candidates for the role of President and CEO, the Board reaffirmed that Ravi is the ideal candidate as GSE’s leader moving forward.  His professional experience at GSE over the past eight years and in prior roles, his leadership skills, intellect, energy, and business acumen make him a great fit.  On behalf of the Board, I would like to thank Kyle Loudermilk for his leadership and contributions in transforming GSE and supporting the company’s seamless transition to new leadership.  We wish Kyle all the best on his future endeavors.”

“I’m beyond grateful for my new role at GSE, appreciative of the Board’s confidence in me, and enthusiastic about our journey ahead” said Ravi Khanna, President and CEO of GSE. “I have been with GSE for eight years and I am excited about the talent we have and the opportunity to boldly move forward and capitalize on the many opportunities unfolding in the nuclear and defense sectors that we serve, and adjacencies. I also want to personally thank Kyle Loudermilk for leading the company to this point and transitioning when the company is in a solid position to move forward.”

“After nine years as CEO, I felt now was an opportune time for a transition in leadership for GSE,” said Kyle Loudermilk, outgoing President and CEO of GSE. “I care deeply for the company, its employees, and its customers. Having transformed the business into a technology licensing and engineering services solutions provider, and after managing through the challenges in the sector triggered by the pandemic, I feel the company is poised to deliver solid results this year and beyond under Ravi’s leadership.  I am thrilled to see Ravi assume this role. He is the right person, at the right time to take the reins of leadership.  As a top shareholder of the company, I have a vested interest in GSE’s ongoing success, and I have the utmost confidence that Ravi and his team will do great things.”

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ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com

Media Contact
Sunny DeMattio
GSE Solutions
Director of Marketing & Communications
sunny.demattio@gses.com
Direct: +1 410.970.7931

Investor Contact
Adam Lowensteiner
Vice President
Lytham Partners
gvp@lythampartners.com
Direct: +1 646.829.9702